Exhibit 10.1

September 19, 2022

Eric I. Richman

c/o Gain Therapeutics, Inc.

4800 Montgomery Lane

Suite 220

Bethesda, MD 20814

Re:     Transition Agreement

Dear Eric:

This letter sets forth the substance of the Transition Agreement (the “Agreement”) which Gain Therapeutics Inc. (the “Company”) is offering to you to aid in your employment transition.

1.            Separation of Employment; Board Role. Your last day of employment with the Company and your employment termination date will be September 20, 2022 (the “Separation Date”). You will remain a director on the Company’s Board of Directors (the “Board”) until the date of the Company’s 2023 Annual Meeting of Stockholders and your successor to the Board is elected, or, if sooner, your resignation or removal from the Board. You acknowledge and agree that the compensation provided for under the Consulting Agreement (as defined below) will be your sole compensation for serving on the Board during the Consulting Period (as defined in the Consulting Agreement). Other than your role on the Board, you hereby confirm your resignation from all other officer and board positions with the Company and its affiliates effective as of the Separation Date. If you remain a director on the Board following the period of your consultancy under the Consulting Agreement, you will be entitled to compensation provided to non-employee directors serving on the Board.

2.            Accrued Salary and Vacation. On or before the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.            Transition Benefits. If you timely, but no earlier than the Separation Date, execute this Agreement, do not revoke your acceptance, and comply with your obligations under this Agreement, the Company will provide you with the following “Transition Benefits:”

a.            The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). If you execute the Consulting Agreement within the timelines set forth herein, you will be deemed to have begun your consulting relationship effective immediately upon the Separation Date. If you then do not execute this Agreement, or execute but then revoke your acceptance of this Agreement, then the Consulting Agreement will automatically terminate, as described therein.

b.            Subject to your execution and non-revocation of this Agreement, as soon as reasonably practicable following the commencement of your consulting arrangement under the Consulting Agreement (the “Consulting Start Date”), but in no event later than three business days after the Consulting Start Date, you will receive (a) a nonqualified option to purchase 329,400 shares of the Company’s common stock (“Common Stock”) at an exercise price per share of Common Stock equal to fair market value on the date of grant (“Consulting Option”), and (b) 54,900 restricted stock units with respect to the Common Stock (the “Consulting RSUs”), in each case, subject to the terms and conditions of the Gain Therapeutics Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the applicable award agreements thereunder (collectively, the “Consulting Award Documents”). The Consulting Option and Consulting RSUs will vest and, as applicable, become exercisable in full on the first (1st) anniversary of the Consulting Start Date, subject to your Continuous Service (as defined in Section 5(b)) through the vesting date and subject to the terms and conditions of the Consulting Award Documents; provided, that in the event that (i) your Continuous Service terminates due to your death, Disability (as defined in the 2022 Plan) or a termination of the Consulting Agreement by the Company other than due to a Material Breach (as defined in the Consulting Agreement) or (ii) a Change in Control (as defined in the 2022 Plan) occurs during your Continuous Service, in either case, prior to the first (1st) anniversary of the Consulting Start Date, then the Consulting Option and Consulting RSUs will vest in full upon the occurrence of such termination or Change in Control, as applicable.

c.            Subject your execution and non-revocation of this Agreement, your Existing Option (as defined and set forth below) will continue in full force and effect and you will be entitled to exercise the Existing Option (including, without limitation, via net settlement for purposes of paying exercise price and/or withholding taxes) at any time until the date that is eighteen (18) months following the cessation of your Continuous Service but in no event later than the original expiration date of your Existing Option.

4.            Benefit Plans.

If you are currently participating in the Company’s group health insurance plans (including general health, vision and/or dental), your participation as an employee will end on the last day of the month in which the Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the applicable provider of the Company’s health insurance, if you wish.

Your participation as an active participant in the Company’s 401(k) savings plan, Employer-Sponsored Accidental Death and Dismemberment Insurance, Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date. If you participated in the Company’s 401(k) savings plan, you will be entitled to a distributions of your account in accordance with its terms and conditions. You will also be entitled to any conversion rights under the life and disability plans to the extent provided under applicable law.

Deductions for the 401(k) plan will end with your last regular paycheck. You may receive or request additional information from the plan provider concerning 401(k) plan rollover procedures should you be a participant in this program.

5.            Equity.

a.            You were granted an option to purchase 26,424 shares of the Company’s common stock (the “Existing Option”), pursuant to the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”) and stock option agreements and any other documents between you and the Company setting forth the terms of the Existing Option (collectively, the “Existing Option Documents”). As of the Separation Date, 16,163 shares subject to the Existing Option are vested and exercisable (the “Vested Shares”).

b.            If you timely return and do not revoke this fully signed Agreement to the Company and you execute the Consulting Agreement on the Separation Date, then notwithstanding anything to the contrary set forth in the 2020 Plan or the Existing Option Documents, (i) the Existing Option will remain outstanding and the unvested shares subject to the Existing Option will continue to be eligible to vest following the Separation Date while the Consulting Agreement is in effect and/or while you are serving as a director on the Board, in accordance with the vesting schedules applicable to the Existing Option and dependent upon your continued service as a consultant pursuant to the terms of the Consulting Agreement or your continued service as a director on the Board (“Continuous Service”), and (ii) the Existing Option will cease vesting upon the termination of your Continuous Service, except the Existing Option shall vest in full in the event (A) your Continuous Service terminates due to your death, Disability (as defined in the 2020 Plan) or a termination of the Consulting Agreement by the Company other than due to a Material Breach (as defined in the Consulting Agreement) or (B) a Change in Control (as defined in the 2020 Plan) occurs during your Continuous Service (the shares subject to the Existing Option that vest as set forth in this Section 5(b), the “Consulting Vested Shares”).

c.            Notwithstanding anything to the contrary in the 2020 Plan or the Existing Option Documents, upon your timely return of this fully-signed Agreement to the Company and non-revocation of your acceptance, your Existing Option Documents are hereby amended to provide for exercise of the Vested Shares and any Consulting Vested Shares, using any exercise method permitted under the 2020 Plan, including, without limitation, via net settlement for purposes of paying exercise price and/or withholding taxes, through the earlier of: (i) the date that is eighteen (18) months following the date of the termination of your Continuous Service, or (ii) the original expiration date applicable to the Existing Option. Except as provided in this Agreement, all terms, conditions and limitations applicable to the Existing Option will remain in full force and effect pursuant to the 2020 Plan and Existing Option Documents; provided however, that you are not entitled to any other options to purchase shares of the Company’s common stock, except as specifically provided in this Agreement or the Consulting Agreement.

d.            You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Existing Option.

6.            Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement or the Consulting Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7.            Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.            Return of Company Property. Within fifteen (15) days following the end of the Consulting Period (as defined in the Consulting Agreement), you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, you may retain (i) copies of your contacts in your emails or electronic or paper records, and (ii) your personal, financial, tax and accounting records, including those pertaining to your employment with the Company, so long as such records do not contain confidential information of the Company. Please coordinate return of Company property with the Company’s Chief Financial Officer.

9.            Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Employee Confidential Information and Inventions Assignment Agreement is attached hereto as Exhibit B. If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Company’s Chief Financial Officer immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10.            Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company shall instruct its officers, directors and employees at or above the Director level (including, without limitation, non-clerical employees in the Company’s investor relations and human resources departments) to not disparage you. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

11.            Indemnification; D&O Coverage. In addition to those rights to indemnification you may have to the full extent permitted under Delaware law, you shall remain entitled to indemnification and advancement of costs to the extent provided for under the Company’s governing documents and the Indemnification Agreement, as in effect on the date hereof, or if greater, as amended after the date hereof, for as long as potential liability exists (but in no event for less than six (6) years following the later of the end of your employment with the Company and the end of your service on its Board). You shall be covered under any D&O policy maintained by the Company for its officers and directors for a period of no less than six (6) years following the end of your employment with the Company and service on its Board.

12.            Your Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing (i) any right of indemnification you may have, whether under this Agreement, your Indemnification Agreement or otherwise, for any liabilities arising from your actions within the course and scope of your employment or directorship with the Company or within the course and scope of your role as an employee of the Company or your role as a director serving on the Board; (ii) any rights with respect to vested, accrued benefits under the Company plans to the extent provided therein or applicable law: (iii) any rights that you have under this Agreement or the Consulting Agreement; (iv) any claims under any directors’ and officers’ liability insurance policy, including, without limitation, any post-termination coverage provided pursuant to this Agreement or under the applicable policy; or (v) any claims as a shareholder of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.

13.            Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier, though not earlier than the Separation Date, and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

14.            Company’s Release of Claims. In exchange for your compliance with your obligations under this Agreement, including but not limited to your confidentiality, non-disparagement and return of property obligations, and any other agreement between you and the Company, the Company hereby covenants not to sue and releases and forever discharges you, and your heirs, executors, administrators, and assigns, from any and all claims, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, which it ever had, now has, or may hereafter claim to have had, which occur on or before the date of its signature to this Agreement and arise out of or are related to your employment with the Company or the termination of that employment, subject to the provisions below. The released claims pursuant to this release by the Company include, but are not limited to, claims under any federal, state or local laws, and/or common law claims arising under contract or tort theories; provided, however, that this release shall not extend to: (i) any claims arising after the date the Agreement is signed, including without limitation any claims for breach of the Agreement; (ii) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company’s confidential, proprietary, or trade secret information; or (iii) claims arising at any time from your fraud with respect to the Company.

15.            No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.            Breach. You agree that upon any material breach of this Agreement by you that remains uncured ten (10) days following notice to the Company of such breach, to the extent curable in the Company’s good faith determination, you will forfeit all amounts paid to you under Section 3(a) of this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to seek an injunction to prevent you from violating or breaching this Agreement. If either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party can collect from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

17.            Legal Fees Incurred in Negotiating the Agreement. The Company shall pay for the reasonable legal fees incurred in negotiating and drafting this Agreement and the Consulting Agreement, up to a maximum of $15,000. The Company shall promptly make payment directly to your legal advisor upon invoicing.

18.            Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, but no earlier than the Separation Date, and then send me the fully signed Agreement.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your services under the Consulting Agreement. I also wish you good luck in your future endeavors.

[Signatures to follow on next page]

Sincerely,

Gain Therapeutics Inc.

By:	/s/ Khalid Islam
	Name:	Khalid Islam, Ph.D.
	Title:	Chairman of the Board of Directors

Agreed to and Accepted:

/s/ Eric I. Richman
Eric I. Richman

Exhibit A – Consulting Agreement

Exhibit B – Employee Confidential Information and Inventions Assignment Agreement

CONSIDERATION PERIOD

I, Eric I. Richman, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on September 19, 2022. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period. I understand that I am not permitted to sign prior to the Separation Date.

Agreed:

/s/ Eric I. Richman
Signature

September 20, 2022
Date

Exhibit A

Consulting Agreement

This Consulting Agreement (the “Agreement”) by and between Gain Therapeutics Inc. (“Client”) and Eric I. Richman, an individual (“Consultant”) is effective as of September 20, 2022 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.           Engagement of Services. Consultant agrees to provide consulting services as a special advisor to the Client and its Board of Directors (the “Board”) at the request of the Chairman of the Board or another member of the Board (“Executive”) of the Client, performing consulting services appropriate in light of Consultant’s role and status with the Company prior to the Effective Date. Consultant agrees to make himself reasonably available to perform such consulting services throughout the Consulting Period (as defined below), and to be reasonably available to meet with the Client at its offices or otherwise. Client will reimburse Consultant for any reasonable travel expenses in connection therewith.

2.            Compensation.

2.1            In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $27,200 per full month in which Consultant provides services during the Consulting Period (the “Monthly Fee”). The Monthly Fee shall be pro-rated for the first and last month of the Consulting Period to reflect the number of days in such month that the Agreement was in effect. Following the completion of a month, Consultant will submit an invoice for the Monthly Fee. The Client will pay the amount due the Consultant within thirty (30) days after receipt of Consultant’s monthly invoice.

2.2            In further consideration for the services rendered pursuant to this Agreement (“Service(s)”) and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, (a) the Client will permit Consultant’s Existing Option (as defined in the “Transition Agreement” dated September 19, 2022) to continue vesting while Consultant provides continuous Service hereunder, and (b) as set forth in the Transition Agreement, Consultant will receive the Consulting Option and Consulting RSUs (each as defined in the Transition Agreement). All matters of vesting and exercisability, as applicable, of Consultant’s Existing Option, Consulting Option and Consulting RSUs shall be as governed by Section 5 of the Transition Agreement and the terms of the 2020 Plan or 2022 Plan (as applicable) and Existing Option Documents or Consulting Award Documents (each as defined in the Transition Agreement).

3.            Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s Services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

4.            Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5.            Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6.            Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. In completing the Services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the Services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees to comply in all material respects, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the Services hereunder and to act with integrity and professionalism.

7.            Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of Services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

8.            Tax Treatment. The Consultant and Client agree that this Section 8 shall only apply with respect to the term of this Agreement and shall not be applicable with respect to the time during which the Consultant served as an employee of the Client. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

9.             No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of Services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefits owed to Consultant under any qualified retirement plan or health and welfare benefit plan in which Consultant was a participant during his previous employment relationship with the Client.

10.           Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of Services, other than as set forth herein. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs. Notwithstanding the foregoing, while Consultant serves as a member of the Board, Client shall reimburse Consultant for actual, documented and reasonable expenses incurred by Consultant in connection with Consultant’s service on the Board in accordance with the Company’s standard reimbursement policy for directors.

11.           Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with Services provided pursuant to or obligations under this Agreement.

12.           No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the Services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

13.           Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s Services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to Services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing herein shall prohibit Consultant from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents in confidence to any attorney, financial adviser or tax preparer who has agreed to keep such information and documents confidential, or (iii) using and disclosing documents and information at the Client’s written request.

14.            Term and Termination.

14.1            Term. The term of this Agreement and the “Consulting Period” is from the Effective Date set forth above for twelve (12) months (the “Term”), unless earlier terminated as provided in this Agreement.

14.2            Termination.

(a)            Automatic Termination. If Consultant fails to timely execute the Transition Agreement according to its terms, then this Agreement will automatically terminate effective at the end of the date by which Consultant is required to execute the Transition Agreement. If Consultant revokes his acceptance of the Transition Agreement within seven (7) days after executing the Transition Agreement, then this Agreement will automatically terminate on the day of such revocation.

(b)            Termination upon Notice. Either party may terminate this Agreement for any reason, or no reason, upon thirty (30) days’ advance written notice.

(c)            Termination upon Breach. The Client may terminate this Agreement before its expiration if the Consultant materially breaches the Agreement, which material breach remains uncured for ten (10) days following the Client’s written notice to Consultant, detailing the specific circumstances surrounding any such breach. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) materially and demonstrably fails to provide services contemplated hereunder as reasonably requested by the Client; or (ii) breaches any other material obligations of this Agreement that causes or is reasonably likely to harm the Company in any material manner.

14.3            Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation for services performed after the date of termination, other than as set forth herein.

14.4            Survival. The rights and obligations contained in Sections 3-6, 8-9, 12, 14.3, 14.4, and 15-23 will survive any termination or expiration of this Agreement.

15.           409A. The parties intend that this Agreement and the payments hereunder comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the final treasury regulations promulgated thereunder (“Section 409A”). This Agreement shall be interpreted in accordance with such intent to the fullest extent permissible by Section 409A. To the extent that any reimbursements payable to Consultant are subject to the provisions of Section 409A: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Client does not guarantee that this Agreement complies with, or is exempt from, Section 409A and the Client shall have no liability for any such failure.

16.            Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

17.            Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

18.            Governing Law. This Agreement shall be governed in all respects by the laws of the State of Maryland, as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents. Any suit involving this Agreement shall be brought in a court sitting in Maryland. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

19.            Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.            Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

21.            Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and reasonable attorneys’ fees).

22.            Entire Agreement. This Agreement is being entered into as part of the Transition Agreement between the Client and Consultant, and will only become effective following execution and non-revocation of the Transition Agreement by Consultant and upon signature by the Client following receipt of the Transition Agreement. This Agreement and the Transition Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

[signatures to follow on next page]

In Witness Whereof, the parties have executed this Agreement effective as of the date first written above.

Gain Therapeutics Inc.

By:	/s/ Khalid Islam
Name: Khalid Islam, Ph.D.
Title: Chairman of the Board of Directors

Agreed to and Accepted:

/s/ Eric I. Richman
Eric I. Richman

Exhibit B

Employee Confidential Information and Inventions Assignment Agreement